                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13D




                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  3  )
                                             -----

                               Enviroq Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29409M107
               -------------------------------------------------
                                 (CUSIP Number)

          William J. Long, 3918 Montclair Road, Suite 206, Birmingham,
                          Alabama 35213 (205)870-0588
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                November 26, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3)or(4), check the following box. [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
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CUSIP NO. 29409M107                                                13D                       PAGE    2    OF    10    PAGES
          ---------                                                                               -------    --------
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
-----------------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   SCE, Incorporated
                   63-6012699

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                         (a)    [ ]
                                                                                                                         (b)    [X]
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   3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
   4      SOURCE OF FUNDS
                   00

-----------------------------------------------------------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]
-----------------------------------------------------------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Alabama
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     NUMBER OF           7       SOLE VOTING POWER
      SHARES                              0 shares
   BENEFICIALLY
     OWNED BY       ---------------------------------------------------------------------------------------------------------------
       EACH              8       SHARED VOTING POWER
     REPORTING                            0 shares
      PERSON
       WITH         ---------------------------------------------------------------------------------------------------------------
                         9       SOLE DISPOSITIVE POWER
                                          0 shares

                    ---------------------------------------------------------------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                          0 shares

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   0 shares

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                 [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                   0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON
                   CO

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


                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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CUSIP NO. 29409M107                                                13D                       PAGE    3    OF    10      PAGES
          ---------                                                                               -------    ----------
----------------------------------------------                                             ----------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Sullivan, Long & Hagerty, Inc.

-----------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                         (a) [ ]
                                                                                                                         (b) [X]
-----------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
   4      SOURCE OF FUNDS
                   00

-----------------------------------------------------------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
-----------------------------------------------------------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Alabama
-----------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF           7       SOLE VOTING POWER
      SHARES                              0 shares
   BENEFICIALLY
     OWNED BY       ---------------------------------------------------------------------------------------------------------------
       EACH              8       SHARED VOTING POWER
     REPORTING                            0 shares
      PERSON
       WITH         ---------------------------------------------------------------------------------------------------------------
                         9       SOLE DISPOSITIVE POWER
                                          0 shares

                    ---------------------------------------------------------------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                          0 shares

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   0 shares

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                              [ ]

-----------------------------------------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                   0%
-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*           CO

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


                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------------------------                                             ----------------------------------------
CUSIP NO. 29409M107                                                13D                       PAGE    4    OF    10     PAGES
          ---------                                                                               -------    ---------
----------------------------------------------                                             ----------------------------------------
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   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Charles A. Long, Jr.
                   ###-##-####

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                         (a)  [ ]
                                                                                                                         (b)  [X]
-----------------------------------------------------------------------------------------------------------------------------------
          SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
   4      SOURCE OF FUNDS
                   00

-----------------------------------------------------------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
-----------------------------------------------------------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-----------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF           7       SOLE VOTING POWER
      SHARES                               1,680 shares
   BENEFICIALLY
     OWNED BY        ---------------------------------------------------------------------------------------------------------------
       EACH               8       SHARED VOTING POWER
     REPORTING                             4,006 shares
      PERSON
       WITH          ---------------------------------------------------------------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
                                           1,680 shares

                     ---------------------------------------------------------------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                           4006  shares

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           5686 shares
-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                               [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                       0.6%
-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON
                   IN

-----------------------------------------------------------------------------------------------------------------------------------



                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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CUSIP NO. 29409M107                                                13D                       PAGE   5    OF    10    PAGES
          ---------                                                                               ------    --------
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
----------------------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   William J. Long

-----------------------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                         (a)  [ ]
                                                                                                                         (b)  [X]
-----------------------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
   4      SOURCE OF FUNDS
                   BK

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   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]
-----------------------------------------------------------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-----------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF           7       SOLE VOTING POWER
      SHARES                              257,975 shares
   BENEFICIALLY
     OWNED BY       ---------------------------------------------------------------------------------------------------------------
       EACH              8       SHARED VOTING POWER
     REPORTING                            5,414 shares
      PERSON
       WITH         ---------------------------------------------------------------------------------------------------------------
                         9       SOLE DISPOSITIVE POWER
                                          257,975 shares

                    ---------------------------------------------------------------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER
                                          5,414 shares

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   263,389 shares

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                               [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                   26.1%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON
                   IN

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


                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                  This Amendment No. 3 amends and supplements the statement on
                  Schedule 13D filed with the Securities and Exchange Commission ("Commission") on April 28, 1995 (the "Schedule 13D"), the Amendment No. 1 to Schedule 13D filed with the Commission on March 12, 1996 (the "Amendment No. 1") and the Amendment No. 2 to Schedule 13D filed with the Commission on November [19], 1996 (the "Amendment No. 2") with respect to the common stock, par value $.01 per share, of Enviroq Corporation, a Delaware corporation (the "Issuer").

ITEM 2.           IDENTITY AND BACKGROUND

                  Amendment No. 2 was filed with the Commission in anticipation of a foreclosure by Fidelity and Deposit Company of Maryland on certain shares of Issuer common stock owned by SCE, Incorporated ("SCE") and Sullivan, Long & Hagerty ("SLH"). On November 26, 1996, F&D foreclosed on the Shares, and at such time SCE and SLH ceased to have any ownership interest in the Issuer, and thus ceased to be considered possible members of a group. Charles A. Long is no longer considered to own any of the shares formerly owned by SCE and SLH, and he is no longer considered to be a possible member of the group. In the aggregate, Charles A. Long owns less than 1% of the common stock of the Issuer. This will be the final filing on Schedule 13D for SCE, SLH and Charles A. Long. William J. Long has filed a separate Schedule 13D on November 18, 1996, as amended on December 6, 1996, and has ceased to be considered a possible member of the group. Therefore, this group has dissolved, and this Amendment
                  No. 3 will be the final filing for this group.


ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.


                  (c) The following table sets forth the transactions effected by the persons filing this Amendment No. 2 during the past sixty (60) days.


Date      # of Shares     Transferred By     Transferred To     Per Share Price
----      -----------     --------------     --------------     ---------------

11/26/96   294,900             SLH               F&D                   $2.15*
11/26/96     9,318             SCE               F&D                   $2.15*
11/26/96   257,706             F&D            William J. Long          $2.15*


* These shares were transferred by SLH and SCE in a foreclosure proceeding by F&D pursuant to a Financial Assistance Agreement dated December 22, 1995 (the "Assistance Agreement") by and among SLH, SCE, and F&D, a copy of which was filed previously with the Commission on March 12, 1996 as Exhibit to Amendment No.1. William J. Long subsequently purchased a portion of these shares that were foreclosed upon, at a price of $2.15 per share. Mr. Long has filed a separate Schedule 13D reporting his ownership interest in these shares.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  Attached hereto as Exhibit 1 are written agreements of certain persons relating to the filing of this statement.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  December 6, 1996

                                                  SCE, INCORPORATED


                                     By: /s/ Ruth P. Canterbury
                                        ---------------------------------------
                                            Ruth P. Canterbury, President


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  December 6, 1996

                                            SULLIVAN, LONG & HAGERTY, INC.


                                     By: /s/ Ruth P. Canterbury
                                        ---------------------------------------
                                            Ruth P. Canterbury, President


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  December 6, 1996


                                         /s/ Charles A. Long, Jr.
                                        ---------------------------------------
                                             Charles A. Long, Jr.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  December 6, 1996


                                        /s/ William J. Long
                                        ---------------------------------------
                                                   William J. Long

                                    EXHIBIT 1

                                    AGREEMENT


         The undersigned hereby states and agrees that the attached Amendment No. 3 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  December 6, 1996

                                            SCE, INCORPORATED


                                     By: /s/ RUTH P. CANTERBURY
                                        ---------------------------------------
                                            Ruth P. Canterbury, President


         The undersigned hereby states and agrees that the attached Amendment No. 3 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  December 6, 1996

                                           SULLIVAN, LONG & HAGERTY, INC.


                                     By: /s/ RUTH P. CANTERBURY
                                        ---------------------------------------
                                            Ruth P. Canterbury, President


         The undersigned hereby states and agrees that the attached Amendment No. 3 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  December 6, 1996



                                        /s/ CHARLES A. LONG, JR.
                                        ---------------------------------------
                                                Charles A. Long, Jr.

         The undersigned hereby states and agrees that the attached Amendment No. 3 to Schedule 13D to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, is being filed on behalf of the undersigned.

Date:  December 6, 1996




                                        /s/ WILLIAM J. LONG
                                        ---------------------------------------
                                                 William J. Long